Exhibit 3.19
BY-LAWS
OF
BMH ASSOCIATES, INC.

ARTICLE I — STOCK
          1. Certificates of stock shall be issued in numerical order; they shall be signed by the president and the corporation’s seal shall be affixed thereto and attested by the secretary. A record of each certificate shall be kept on the stub thereof.
          2. Transfers of stock shall be made only upon the books of the corporation, and before a new certificate is issued, the old certificate shall be surrendered for cancellation, and marked cancelled, with the date of cancellation, by the secretary; provided that, in the event a certificate is lost or destroyed, a duplicate may be issued upon receipt of satisfactory indemnity against loss. The stock books of the corporation may be closed for transfers 30 days before general elections and 10 days before dividend days, at the discretion of the board of directors.
ARTICLE II — STOCKHOLDERS
          1. All meetings of the stockholders may be held at the principal office of the corporation or at such other place as the notice of the meeting shall state.
          2. The regular annual meeting of the stockholders shall be held at noon on the first Monday in October, or as soon thereafter as a quorum can be mustered, beginning in October, 1986.
          3. Notice of the annual meeting or of a special meeting of the stockholders shall be served personally or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the corporation not less than 10 nor more than 60 days prior to the meeting. However, anything to the contrary in these By-Laws notwithstanding, notice may be waived in accordance with Section 13.1-659 of the Code of Virginia, and action may be taken by the stockholders without a meeting in accordance with Section 13.1-657 of said Code. Special meetings of the stockholders may be called by the president, the secretary, a majority of the directors, or by the holders of one-fifth (1/5) of all the shares entitled to vote at the meeting. A quorum at any meeting of the stockholders shall consist of a majority of the voting stock of the corporation, represented in person or by proxy; a majority of such quorum shall decide any question that may come before the meeting, except as otherwise required by statute.
          4. The order of business at the annual meeting, and as far as appropriate at other meetings of the stockholders, shall be:
a.	Calling of roll;

b.	Proof of due notice of meeting or waiver thereof;

c.	Reading and disposal of any unapproved minutes;

d.	Annual reports of officers and committees;

e.	Election of directors;

f.	Unfinished business;

g.	New business; and

h.	Adjournment.
Departure from said order of business shall in no way affect the validity of any action otherwise duly taken.
ARTICLE III — DIRECTORS
          1. Commencing with the first annual meeting of the stockholders, there shall be a Board of at least one (1) but not more than five (5) Directors who shall be elected annually by the stockholders to serve until the next annual meeting, and who shall serve until the election and acceptance of their duly qualified successors.
          2. The regular annual meeting of the Board of Directors shall be held at the principal office of the corporation or other such place as the notice of the meeting shall state immediately following the adjournment of the annual stockholders meeting. Special meetings of the directors may be held at the principal office of the corporation, or such other place as the notice of the meeting shall state, and may be called at any time by the president, or any Board member.
          3. Notices of regular and special meetings shall me mailed by the secretary to each member of the Board not less than 5 days before any such meeting and notice of special meetings shall state the purpose thereof.
          4. A quorum at any meeting shall consist of 50% of the membership of the Board and may decide any question that may properly come before the meeting. The directors may act by unanimous written consent without a meeting pursuant to Section 13.1-685 of the Code of Virginia.
          5. Any member of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment pursuant to Section 13.1-684 of the Code of Virginia. Participation by such means shall constitute presence in person at such meeting.
          6. The order of business at any meeting of the Board of Directors, other than the annual meeting at which the new officers shall be elected, shall be as follows:
a.	Reading and disposal of any unapproved minutes

b.	Reports of officers and committees

c.	Unfinished business

d.	New business

e.	Adjournment
At the annual meeting, officers shall be elected for the ensuing year immediately prior to adjournment. Departure from said order of business shall in no way affect the validity of any action otherwise duty taken.
ARTICLE IV — OFFICERS
          1. The officers of the corporation shall be a president, as many vice-presidents as the Board of Directors may from time to time determine, a secretary and as many assistant secretaries as the Board of Directors may from time to time determine, who shall each be elected to serve until the next annual meeting of the Board of Directors, and shall hold office until their successors are elected and qualify. Any two or more offices may be held by the same person.
          2. The president shall preside at all meetings, shall have supervision of the company, shall sign all certificates of stock, shall make reports to the directors and stockholders, and perform all such other duties as are incident to his office or are properly required of him by the Board of Directors.
          3. The vice-presidents shall, in the order of precedence determined by the Board of Directors, execute the duties of the president during his absence or inability to act, and shall discharge such other duties as may be assigned them by the Board of Directors.
          4. The secretary shall issue all notices of meetings, shall keep their minutes and shall have charge of the corporate seal, minute book and stock book. The assistant secretary shall perform the duties of the secretary in the latter’s absence or inability to act. The Board of Directors may appoint an acting secretary to serve temporarily when neither the secretary nor any assistant secretary is available.
ARTICLE V — DIVIDENDS
          Dividends may not be declared if, after giving effect to such dividend, (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities. The propriety of a distribution under the foregoing language shall be determined under Section 13.1-653 of the Code of Virginia, or such statute of similar imports as may be in effect from time to time in the State of Virginia.
ARTICLE VI — SEAL
          The Board of Directors of the corporation may adopt a corporate seal, which said seal shall consist of two concentric circles between which is the name of the corporation and in the center shall be inscribed the word “SEAL”.